Exhibit 10.52

SECOND AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) wishes to amend the Plan as set forth below; and

WHEREAS, Article 17 of the Plan authorizes the Corporation to amend the Plan;

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows, effective as of April 24, 2007:

1.	The following new Section 5.6 is added to the Plan and shall read as follows:

“5.6	For purposes of the limitations on Shares set forth in Section 5.1, the number of Shares available for issuance under this Plan shall be reduced, on a one-for-one basis, by the number of shares of common stock of the Corporation issued on or after January 1, 2007 to participants as awards under the Corporation’s 1996 Executive Incentive Award Plan (the “1996 Plan”). Shares issued under the 1996 Plan on or after January 1, 2007 that are subject to a vesting requirement and are subsequently forfeited or repurchased by the Corporation (at a price per share not greater than the original issue price paid per share) will be considered to be added back to the number of Shares reserved for issuance under this Plan and accordingly will be available for subsequent reissuance. ”

2.	Except as herein amended, the Plan shall remain in full force and effect.

Executed and adopted this 30th day of March, 2008, by authority of the Personnel and Compensation Committee of the Corporation.

THE PNC FINANCIAL SERVICES GROUP, INC.

/s/ William E. Rosner
By:	William E. Rosner
Title:	Senior Vice President and Chief Human Resources Officer